Exhibit 23.1.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-290475-05 on Form S-3 of our report dated February 26, 2026, relating to the consolidated financial statements of Duke Energy Carolinas, LLC and subsidiaries appearing in this Annual Report on Form 10-K of Duke Energy Carolinas, LLC for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
Charlotte, North Carolina
February 26, 2026